As filed with the Securities and Exchange Commission on June 24, 2005

Registration No. 033-63327

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

EARL SCHEIB, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-1759002
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15206 Ventura Boulevard, Suite 200 Sherman Oaks, California	91403
(Address of principal executive offices)	(Zip Code)

Earl Scheib, Inc. Stock Option Agreement

(Full title of the plan )

Copy to:
Christian K. Bement President and Chief Executive Officer Earl Scheib, Inc. 15206 Ventura Boulevard, Suite 200 Sherman Oaks, California 91403 (818) 981-9992	David Sunkin, Esq. Sheppard Mullin Richter & Hampton LLP 333 S. Hope Street, 48th Floor Los Angeles, California 90071-1448 (213) 620-1780
(Name, address and telephone number of agent for service)

DEREGISTRATION OF SHARES

Earl Scheib, Inc.  (the “Company”) registered under the Registration Statement on Form S-8, filed with the Securities and Exchange Commission on October 11, 1995 (the “Registration Statement”), 200,000 shares of common stock of the Company (“Common Stock”), which were reserved for issuance pursuant to the Earl Scheib, Inc. Stock Option Agreement ( the “Plan”).

As a result of the Company’s delisting of its Common Stock from the American Stock Exchange (“AMEX”), the termination of the registration of the Common Stock pursuant to Rule 12g-4(a)(1)(i) of the Exchange Act of 1934 (the “Act”), and the suspension of the Company’s duty to file reports pursuant to Rule 12h-3(b)(1)(i) of the Act, the offering pursuant to the Registration Statement has been terminated. In accordance with the undertaking in Item 9 made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold under the Plan at the termination of the offering, the Company requests removal from registration of the shares registered under the Registration Statement.

Accordingly, the Company files this Post-Effective Amendment No. 1 to the Registration Statement to deregister the number of shares of Common Stock under the Plan covered by the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sherman Oaks, State of California, on the  13th day of June, 2005.

Earl Scheib, Inc.

By:	/s/ Christian K. Bement
Christian K. Bement
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

By: /s/ CHRISTIAN K. BEMENT	President and Chief Executive Officer	June 13, 2005
Christian K. Bement	(Principal Executive Officer)

By: /s/ JAMES BURRA	Director	June 13, 2005
James Burra

By: /s/ ROBERT M. SMILAND	Chairman of the Board	June 13, 2005
Robert M. Smiland

By: /s/ SALVATORE ZIZZA	Director	June 13, 2005
Salvatore Zizza

By: /s/ JOHN K. MINNIHAN	Vice President and Chief Financial Officer	June 13, 2005
John K. Minnihan	(Principal Accounting Officer)